                            STOCK PURCHASE AGREEMENT



         This STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of this 19th day of June, 1998, by and between each of the persons listed on the signatory page as a Shareholder ("SHAREHOLDERS"), Aerospace Rivet Manufacturers Corporation, a California corporation (the "COMPANY") and TransTechnology Corporation, a Delaware corporation ("BUYER") with reference to the following facts:

         A. The Company is engaged in the business of manufacturing fasteners used in the civilian and military aerospace industry.

         B. Shareholders are collectively the owners of 26,625 shares of the Common Stock of the Company (the "SHARES"), which constitute all of the issued and outstanding capital stock of the Company.

         C. Buyer wishes to purchase the Shares from each Shareholder, and each Shareholder wishes to sell his or her Shares to Buyer, on the terms and conditions herein set forth.

         NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as set forth below (definitions of certain capitalized terms are set forth in Schedule 0):

1.       AGREEMENT TO PURCHASE AND SELL.

         1.1 ACQUISITION. On the terms and subject to the conditions of this Agreement, each of the Shareholders agree to sell his or her Shares to Buyer, and Buyer agrees to purchase those Shares from each Shareholder, on the Closing Date in exchange for the payment of the Purchase Price.

         1.2 PURCHASE PRICE. The Purchase Price shall be equal to (i) Twenty Seven Million Dollars ($27,000,000); (ii) plus the amount by which the Net Book Value exceeds, or less the amount by which the Net Book Value is less than, $4,451,463; (iii) plus $7,397 per day that the Closing occurs after June 28, 1998 (the sum of clauses (i), (ii) and (iii), "Initial Purchase Price"); (iv) plus the Performance Payment; and minus the Relocation Budget Adjustment, if any.

         1.3 CLOSING. The closing (the "CLOSING") of the Transaction will take place at the offices of Guth Rothman & Christopher LLP on June 29th, 1998, or at such other date, time and place as may be mutually agreed upon in writing by the parties (the "CLOSING DATE"). Subject to Section 9, the Closing Date will be automatically extended to two (2) days past the termination of all HSR waiting periods.

                  1.3.1 TRANSFER OF SHARES. At the Closing, each Shareholder will deliver and transfer to Buyer all of that Shareholder's right, title and interests in his or her Shares, free and clear of any Liens or adverse claims.



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                  1.3.2 PAYMENT OF PURCHASE PRICE. At the Closing, Buyer will pay to each Shareholder an amount equal to his or her Pro Rata Share of the Initial Purchase Price. For purpose of calculating the Initial Purchase Price at Closing, the parties will use a good faith estimate of the Net Book Value (such estimate, the "TENTATIVE NET BOOK VALUE") which will be provided by the Representative to Buyer not less than two (2) days prior to the Closing.

         1.4 POST CLOSING ADJUSTMENT OF THE INITIAL PURCHASE PRICE. Not more than 60 days after the Closing, the Shareholders shall prepare and deliver to Buyer a determination of Net Book Value. In order to assist the Shareholders in preparing such determination, Buyer agrees that the Shareholders shall have the full cooperation of the Company's employees and full access to its files. Buyer shall promptly, but in any case within 90 days after delivery of such determination, to review and, at its expense, to cause Deloitte & Touche LLP to review, such determination to ensure that it complies with the definition of Net Book Value. If Buyer accepts such determination, it shall so notify the Representative, and the determination shall be final and binding on all parties. If Buyer believes that any material aspect of such determination does not comply with the definition of Net Book Value, Deloitte & Touche LLP shall, not later than the end of such 90-day period, contact Alder, Green & Hasson LLP. Alder, Green & Hasson LLP shall act on behalf of the Shareholders and at their expense. If the parties are unable to resolve the matter within 45 days from the date that Alder, Green & Hasson LLP is first contacted, the Representative and Buyer shall request a third accounting firm, designated by the first two accounting firms, to determine the matter. The fees of such third firm shall be borne equally by the Buyer, on the one hand, and the Shareholders, on the other hand, and as between the Shareholders, each Shareholder shall bear his or her Pro Rata Share of the portion of the fees allocated to the Shareholders. The determination of such third accounting firm shall be final and binding on all parties. Upon final determination of the Net Book Value, (i) the Buyer shall promptly pay to each Shareholder in cash his or her Pro Rata Share of the amount (if any) by which the Net Book Value exceeds the Tentative Book Value, or (ii) each Shareholder shall promptly pay to Buyer in cash his or her Pro Rata Share of the amount (if any) by which the Tentative Book Value exceeds the Net Book Value.

         1.5 PERFORMANCE PAYMENT. Buyer will make the payments set forth on
Schedule 1.5 based on and subject to the terms and conditions of that Schedule.

         1.6 METHOD OF PAYMENTS. All payments to a Shareholder under this Agreement will be made by federal reserve wire transfer to the bank account designated in writing by that Shareholder not less than two (2) days prior to the date of the transfer. The transfer of the Initial Purchase Price shall be made by one or more wire transfers as designated in writing.

         1.7 ASSUMPTION OF CAR LEASE. From and after the Closing, the Company will assume responsibility for all obligations under the Car Lease set forth on
Schedule 1.7 which is currently in the name of Wesco Aircraft Hardware Corporation.

         1.8 ALLOCATION. The parties agree that $75,000 represents a fair allocation to the Non-Competition Agreement.



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         1.9 RELOCATION BUDGET ADJUSTMENT. Schedule 1.9 sets forth the agreements of the parties related to the Relocation Budget.

2.       REPRESENTATION AND WARRANTIES OF THE SHAREHOLDERS.

         As an inducement for Buyer to enter into this Agreement, each Shareholder severally represents and warrants to Buyer that, except as set forth in the Disclosure Schedule or as contemplated by this Agreement, each of the following statements is true and correct as of the date hereof:

         2.1 OWNERSHIP. That Shareholder is the owner of the Shares shown on
Schedule 1 as owned by him, free and clear of any and all Liens. There are no outstanding subscriptions, warrants, options, calls, commitments, restrictions on voting rights or transfer (other than those imposed by securities laws), or other rights or agreements to which that Shareholder is bound relating to such Shares, and no Person other than that Shareholder and, as applicable, solely with respect to any community property interest, that Shareholder's spouse holds any interest in such Shares.

         2.2 AGREEMENT AUTHORIZED. That Shareholder has full power and authority to enter into this Agreement and to carry out the Transaction. This Agreement has been duly executed and delivered by that Shareholder and constitutes the legal, valid and binding agreement of that Shareholder, enforceable against him or her in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

         2.3 NO CONFLICTS. The execution, delivery and performance by that Shareholder of this Agreement and the consummation of the Transaction (including the execution, delivery and performance by that Shareholder of any Closing Agreements to which he or she is a party) do not (i) violate any Permit, Law or Order applicable to that Shareholder; (ii) result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any Lien upon that Shareholder's assets under, any of the terms, conditions or provisions of any contract, Order or Permit to which that Shareholder is a party; or (iii) require the consent of any third party or Authority except for violations, conflicts, defaults, consents or other similar occurrence that would not be reasonably expected to have a Material Adverse Effect, either individually or in the aggregate.

         2.4 BROKERS.1.4 BROKERS. The Shareholders have not employed any broker or finder in connection with the Transaction other than Duff & Phelps, LLC, whose fees and expenses are the sole obligation of the Shareholders, and Buyer shall not have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by the Shareholders or the Company in connection with the Transaction.

         2.5 ACCURACY OF STATEMENTS..5 ACCURACY OF STATEMENTS. To that Shareholder's knowledge, neither this Agreement nor any Schedule hereto furnished by the Company or


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the Shareholders to Buyer in connection with this Agreement contains any untrue statement of a material fact regarding the Company, or omits to state a material fact necessary to make the statements regarding the Company or the Shareholders contained herein or therein, in light of the circumstances in which they are made, not misleading.

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         As an inducement for Buyer to enter into this Agreement, the Company represents and warrants that, except as set forth in the Disclosure Schedule or as contemplated by this Agreement, each of the following statements is true and correct as of the date hereof:

         3.2 EXISTENCE AND RIGHTS. The Company (i) is a corporation duly organized and validly existing in good standing under the laws of the State of California, (ii) has all corporate power and authority, rights and franchises necessary to own its properties and to carry on its business as now conducted and to make and carry out the Transaction, and (iii) is in good standing as a foreign corporation in each jurisdiction where the nature of the business transacted by it requires such licensing or qualification, except where the failure would not be reasonably expected to have a Material Adverse Effect, either individually or in the aggregate. The copies of the charter documents and bylaws of the Company previously delivered to Buyer are complete and correct as of the date hereof.

         3.3 SUBSIDIARIES. The Company has no subsidiaries and owns no equity interest in any other Person, nor is there any agreement requiring the Company to acquire any such interest.

         3.4 CAPITALIZATION. The authorized capital stock of the Company consists of 500,000 shares of Common Stock, without par value, of which 26,625 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock of the Company have been duly and validly authorized and issued, and are fully paid and non-assessable. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements by which the Company is bound relating to the issuance, sale or redemption of shares of Common Stock or other securities of the Company. No shares of capital stock or other securities of the Company are reserved for any purpose.

         3.5 AGREEMENT AUTHORIZED. The Company has full power and authority to enter into this Agreement and to carry out the Transaction. This Agreement has been authorized by all requisite corporate action, has been duly and validly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

         3.5 NO CONFLICTS. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transaction do not (i) violate any Permit, Law or Order applicable to the Company; (ii) violate or conflict with any provision of the charter documents or bylaws of the Company;
(iii) result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default)


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
under, or permit cancellation of, or result in the creation of any Lien upon the Company's assets under any of the terms, conditions or provisions of any contract, Order or Permit to which the Company is a party; or (iv) require the consent of any third party or Authority except for violations, conflicts, defaults, consents or other similar occurrence that would not be reasonably expected to have a Material Adverse Effect, either individually or in the aggregate.

         3.6 PERMITS; COMPLIANCE WITH LAW AND GOVERNMENTAL CONTRACTING RULES. The Company holds the Permits set forth on Schedule 3.6, and no other material Permits are currently necessary for the lawful operation of the Business. The Company has complied with, and is not in default under or in violation of, any Permit, Law or Order to which it is subject, except for defaults or violations that would not be reasonably expected to have a Material Adverse Effect. To the extent that the Company has been involved in any contracting with Authorities, it has complied with any applicable governmental contracting rules in such dealings, except to the extent of matters which would not be reasonably expected to have a Material Adverse Effect.

         3.7 CONTINGENCIES. To the knowledge of the Company, except for Claims arising in the ordinary course of business or return and the like, which are not expected to be materially inconsistent in type or number with past experience and which would not be reasonably expected to have a Material Adverse Effect, there are no Claims pending or threatened against the Company which would be reasonably expected to have a Material Adverse Effect. The Company is not subject to any Order.

         3.8 FINANCIAL CONDITION. The unaudited balance sheets of the Company as of December 31, 1995, 1996 and 1997 and March 29, 1998, the unaudited related income statements for the periods then ended (collectively, the "FINANCIAL STATEMENTS"), attached as Schedule 3.8, are true and correct in all material regards as of the date(s) thereof and for the periods then ended. The Financial Statements fairly present the financial condition of the Company as at the date thereof and the results of operations of the Company for the period covered thereby, and have been prepared in accordance with GAAP. "Material" for purposes of this Section 3.8 means an adjustment to income or balance sheets in an amount of $65,000 or more.

         3.9 NO SUBSEQUENT CHANGES. Since March 29, 1998, there has not been (i) any Material Adverse Effect; (ii) any loss or damage (whether or not covered by insurance) to any of the Company's assets which materially affects or impairs the Company's assets or properties considered as a whole, or its ability to conduct the Business; (iii) any contract or other transaction entered into or amended by the Company outside the ordinary course of business or inconsistent with past practice or except as contemplated by the Relocation; (iv) any sale or transfer of any of the Company's assets in excess of $50,000 singly or in the aggregate, except inventory in the ordinary course of business or except as contemplated by the Relocation, or any cancellation of any debts or claims of the Company outside the ordinary course of business or inconsistent with past practice; or (v) any declaration or payment of any dividends or distribution with respect to, nor any repurchase of, any of the capital stock of the Company; or (vi) any increase in compensation payable or to become payable to any employees of the Company, or increase in benefits under any Employee


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Benefit Plan, or adoption or material modification of any Employee Benefit Plan except in the ordinary course of business and consistent with past practice;
(vii) any borrowings; (viii) any capital expenditures or commitments related to any addition to property, plant or equipment other than the Relocation and for items not more than $50,000 individually or $400,000 in the aggregate; (ix) any discharge or payment of any material obligation or liability other than in the ordinary course of business and consistent with prior practice; or (x) any agreement to take any action described in this Section 3.9.

         3.10 ACCOUNTS RECEIVABLE. The accounts receivable of the Company which are reflected in the Financial Statements as of March 29, 1998 or which have arisen since that date (except such accounts receivable as have been collected since that date and to the extent of reserves on that date or as subsequently reserved in the ordinary course consistent with past practice) are valid and enforceable claims and arose in the ordinary course of business of the Company. To the Company's knowledge, the reserves for uncollectable receivables are reasonable.

         3.11 ASSETS. The Company has good title to all assets reflected on its books free of Liens except for (i) Liens securing obligations set forth in the Financial Statements, (ii) Liens securing taxes which are not delinquent or are being contested in good faith, (iii) Liens arising as a result of purchase or sales orders in the ordinary course of business consistent with past practice, and (iv) any defects in title or Liens that would not be reasonably expected to have a Material Adverse Effect, either individually or in the aggregate.

         3.12 REAL PROPERTY LEASES.1.12 REAL PROPERTY LEASES. The only material interests in real property held by the Company are leasehold interests in the Leased Properties set forth on Schedule 3.12 . Except for normal wear and tear and for matters which would not be reasonably expected to have a Material Adverse Effect, either individually or in the aggregate, the Leased Properties have been well-maintained and are in good operating condition and repair. The Company has delivered to Buyer true, correct and complete copies of the leases relating to the Leased Properties.

         3.13 SIGNIFICANT CONTRACTS. Schedule 3.13 correctly sets forth in all material respects the existence of all Significant Contracts of the Company in effect as of the date hereof. Except for matters which would not be reasonably expected to have a Material Adverse Effect, either individually or in the aggregate, to the knowledge of the Company, each of the Significant Contracts disclosed on Schedule 3.13 (a) has been duly authorized, executed and delivered by the parties thereto, (b) remains in full force and effect to the extent of its terms, (c) is binding on the parties thereto in accordance with and to the extent of its terms and applicable laws and (d) is not subject to, and the Company has not received any written notice threatening or declaring, termination as a result of any existing or alleged uncured breach or default by the Company, and neither the Company nor any other party is in default thereunder in any material respect.

         3.14 INTELLECTUAL PROPERTY. To the knowledge of the Company, the use of the Intellectual Property in the operation of the Business does not infringe any Intellectual Property rights of another Person, except for Claims which would not be reasonably


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expected to have a Material Adverse Effect, either individually or in the aggregate. The Company has not received any communication contesting its right to use, or asserting infringement with respect to, or requesting that the Company enter into a license or similar agreement in respect of, any Intellectual Property now used by it in connection with the Business or the operation thereof, except for matters previously resolved or which would not be reasonably expected to have a Material Adverse Effect, either individually or in the aggregate. Except for commercially available software and similar licenses and matters which would not be reasonably expected to have a Material Adverse Effect, either individually or in the aggregate, the Company owns or has the fully-paid and royalty-free right to use all material Intellectual Property necessary for the conduct of the Business as presently conducted. Schedule 3.14 contains a list of all Intellectual Property which the Company has registered or otherwise sought to protect or preserve its right to use through a filing with any Authority. Schedule 3.14 also contains a list of all licenses or other agreements pursuant to which the Company has obtained or has licensed to others any material rights with respect to any Intellectual Property except for commercially available software and similar licenses.

         3.15 INSURANCE. Schedule 3.15 contains a list of each insurance policy currently providing coverage for the assets of the Business.

         3.16 LABOR MATTERS. The Company is not a party to any collective bargaining agreement applicable to its employees, nor are there any pending unfair labor practice complaints with respect to the Company before the National Labor Relations Board. To the Company's knowledge, there is no activity or proceedings of any labor union (or representative thereof) to organize any employees of the Company. During the one-year period preceding the date hereof, there have been no significant labor troubles involving the Company. To the Company's knowledge, (i) no strikes, concerted work stoppage, slowdowns, lockouts or other general labor dispute, and (ii) no application for certification of a collective bargaining agent, is pending or threatened against the Company. The Company is in compliance with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits and collective bargaining and the occupational safety and health acts, laws and regulations, except for matters which would not be reasonably expected to have a Material Adverse Effect. The Company is not liable for any material arrears (except for the current pay period and accrued vacation and personal time) in wages or any taxes or penalties for failure to comply with any of the foregoing. No key employee of the Company recently terminated his or her employment with the Company or, to the knowledge of the Company, plans to terminate his or her employment with the Company.

         3.17 ERISA. The Company does not have any material liability with respect to any Employee Benefit Plan. The Company does not have any liability with respect to, nor participate in, a "multi-employer plan" (as defined in section 3(37) of ERISA). A true and correct copy of each of the plans and Employee Benefit Plans has been delivered to Buyer. The Company does not now, and has never in the past, maintained any pension plan purporting to be tax qualified (as defined in Section 3(2) of ERISA), other than plans with respect to which the Internal Revenue Service has issued a determination letter indicating


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that the plan satisfies the requirements for tax-qualified status under Code
Section 401(a). Each Employee Benefit Plan complies and has been administered in form and in operation in all material respects with all applicable requirements of law, and no event has occurred which will or could cause any such plan to fail to comply with such requirements in any material respect. No notice has been issued by any Authority questioning or challenging such compliance. To the knowledge of the Company, there are no pending or threatened lawsuits, proceedings or other claims (other than routine claims for benefits under the plan and qualified domestic relations orders) against (a) any Employee Benefit Plan, or (b) any Fiduciary (within the meaning of Section 3(21)(A) of ERISA) of such plan in that capacity. There have been no (i) "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Employee Benefit Plan or (ii) reportable events (as described in section 4043 of ERISA) with respect to any Employee Benefit Plan that is subject to Title IV of ERISA. If any Employee Benefit Plan were terminated immediately after the Closing, there would be no unfunded liability with respect to the plan, its participants or beneficiaries or the Pension Benefit Guaranty Corporation. The Company has no liability for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code.

         3.18 TAXES. All federal, and all material state, local and foreign Tax Returns required to be filed by the Company through the Closing Date (the annual federal income tax returns, annual California income tax returns and employee withholding statements being agreed to be material) have been accurately prepared in all material respects, and were duly and timely filed, and all material Taxes (including Taxes withheld from employees' salaries and all other withholding Taxes and obligations and all deposits required to be made by the Company with respect to such withholding Taxes or otherwise), interest, penalties, assessments and/or deficiencies required to be paid before the Closing Date have been timely paid. The provisions for the payment of taxes on the Company's financial statements or the books of account for taxes not due and payable as of the Closing Date is reasonable. The Company has never (i) filed a consent under Code Sec. 341(f) concerning collapsible corporations; (ii) made any payments, nor is it a party to any contract that could reasonably be expected to obligate it to make any payments, that will not be deductible under Code Sec. 280G; (iii) entered into any tax allocation or sharing agreement; or
(iv) been a member of a consolidated group during any part of any consolidated return year or (v) taken any action that would reasonably be expected to require an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method or otherwise. No Tax assessment or deficiency has been made or proposed against the Company which has not been paid or for which an adequate reserve has not been set aside, nor, to the Company's knowledge, are any of the Tax Returns being examined or audited, and no consents waiving or extending any applicable statutes of limitations for the Tax Returns, or any Taxes required to be paid thereunder, have been filed. The Company has made available to the Buyer complete, current and correct copies of its federal tax returns for the years ended December 31, 1995, 1996 and 1997. The Company shall promptly notify the Buyer of any notice received by the Company of any pending proceeding involving Taxes received by the Company between the date of this Agreement and the Closing Date. The Company has not executed or entered into


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
any closing agreement pursuant to Section 7121 of the Code, or any predecessor provisions thereof or any similar provision of state or other law.

         3.19 BANK ACCOUNTS1.19 BANK ACCOUNTS. Schedule 3.19 sets forth a true, complete and correct list of each of the Company's bank accounts, including the title and number of the account and the financial institution at which such account is located.

         3.20 LIST OF EMPLOYEES1.20 LIST OF EMPLOYEES AND INDEPENDENT CONTRACTOR. Schedule 3.20 hereto correctly sets forth in all material regards a list of the Company's employees as of a recent date set forth thereon, and their current gross compensation and any individual material benefits.

         3.21 AFFILIATE TRANSACTIONS. To the knowledge of the Company, no shareholder, director, officer or employee of the Company, nor any member of his or her immediate family nor any of its, his or her affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with the Company.

         3.22 BROKERS 1.22 BROKERS The Company has not employed any broker or finder in connection with the Transaction, other than Duff & Phelps, LLC, whose fees and expenses will be the sole obligation of the Shareholders, and Buyer shall not have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by the Company in connection with the Transaction.

         3.23 NO UNDISCLOSED LIABILITIES. At March 29, 1998, to the knowledge of the Company, there was no liability or obligation of the Company of any nature, whether absolute, accrued, contingent or otherwise, which would be reasonably expected to have a Material Adverse Effect, other than liabilities and obligations reflected on the Financial Statements at such date (the Notes for December 31, 1997 being assumed to have been carried forward to March 29, 1998) and liabilities and obligations relating to contracts not then required to be performed.

         3.24 INVENTORY. Except for immaterial matters, all inventory of the Company reflected on the March 29, 1998 Financial Statements or acquired since that date was acquired and has been maintained in the ordinary course of business consistent with prior practice. No Person has a legal right to return inventory to the Company except as a result of non-conformities and the like.

         3.25 PRODUCT WARRANTIES. No claims for breach of product warranty have been filed against the Company and remain pending, except for current matters in the ordinary course of business consistent with past practice and immaterial matters. To the Company's knowledge, no events exist which would result in a material increase in product warranty expenses or claims as a percentage of sales.

         3.26 CONDITIONS AFFECTING THE COMPANY. To the knowledge of the Company,


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there is no fact or development with respect to the markets, products, services, customers, facilities, Intellectual Property, personnel, vendors, suppliers, operations, assets or prospects of the Company which would be reasonably expected to have a Material Adverse Effect, other than such conditions as may affect the economy or the industry generally. The Company has used its reasonable efforts to keep available for the Buyer after the Closing the services of the employees, agents, customers and suppliers of the Company active in the conduct of the Business. To the knowledge of the Company, no material employee, agent, customer or supplier will terminate, or has threatened to terminate, their relationship with the Company as a result of the Transaction.

         3.27     ENVIRONMENTAL MATTERS.

                  3.27.1 DEFINITIONS. The following terms, when used in this
Section 3.27 and Section 10.6, shall have the following meanings:

                  (i) "RELEASE" means any release, threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Waste, and otherwise as defined in any Environmental Law or Order to which the Company is or was subject.

                  (ii) "ENVIRONMENTAL CONDITIONS" mean the Release of any Hazardous Waste (whether or not such Release constituted at the time thereof a violation of any Environmental Law or Order to which the Company is or was subject) as a result of which the Company has or may reasonably be expected to become liable to any Authority or Person in any material amount or by reason of which the Business or any material assets of Company may reasonably be expected to suffer or be subjected to any material Lien or liability.

                  (iii) "EXISTING FACILITIES" means the Company's Santa Fe Springs facility and the new facility in the City of Industry to which the Company is relocating.

                  (iv) "SITE" means any real property now owned, leased or operated by the Company.

                  (v) "COMPANY", for purposes of this Section 3.27 and Section
         10.6 only, includes any other Person to the extent that the Company would have liability under the Environmental Laws or any Order to which the Company or such Person is or was subject. This definition does not expand the scope of the definition of the phrase "to the knowledge of the Company".

                  3.27.2 COMPLIANCE AND LIABILITY. The Company and each Site is in compliance with all, and the Company has no liability under any, Environmental Laws, except where the failure to comply or liability would not be reasonably expected to have a Material Adverse Effect or where the cleanup has been budgeted as part of the Relocation.



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
                  3.27.3 RELEASES AND ENVIRONMENTAL CONDITIONS. No Release has occurred at any Site, and there are no present or past Environmental Conditions in any way relating to the Company, any Site, or the Business, except for any Release or Environmental Conditions which would not be reasonably expected to have a Material Adverse Effect or where the cleanup has been budgeted as part of the Relocation.

                  3.27.4 ENVIRONMENTAL AUDITS. The Company has delivered to Buyer copies of all environmental audits or other formal studies or reports in its possession relating to any material Environmental Condition.

                  3.27.5 POTENTIALLY RESPONSIBLE PARTY. The Company is not a potentially responsible party with respect to any foreign, federal, state, or local environmental clean-up site or with respect to investigations or corrective actions under any Environmental Law or Order to which the Company is or was subject.

                  3.27.6 NOTICE OF VIOLATION. Except for matters which would not be reasonably expected to have a Material Adverse Effect or which have been previously resolved, the Company has not received notice of any alleged, actual or potential responsibility, inquiry, investigation or administrative or judicial proceeding regarding (x) any Release by the Company at any Site or other location, or (y) any violation of or non-compliance by the Company with the provisions of any Environmental Law or Order to which the Company is or was subject. The Company has not received any notice of any other claim, demand or action by any Authority or Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release by the Company of any Hazardous Waste, except for matters which have resolved or which would not be reasonably expected to have a Material Adverse Effect.

                  3.27.7 NOTICES, WARNINGS AND RECORDS. Except for matters which would not be reasonably expected to have a Material Adverse Effect, the Company has given all notices and warnings, made all reports, and has kept and maintained all records required by, and in compliance with, all Environmental Laws or Orders to which the Company is or was subject.

                  3.27.8 LIMITATION. With respect to the Existing Facilities, the parties have divided Environmental Conditions into three types: (i) those related to groundwater/subsurface soil issues (including underground tanks)("UNDERGROUND ISSUES"), (ii) those related to surface/superficial soil issues ("SURFACE ISSUES"), and (iii) those related to the buildings and to the establishment or decommissioning of the Company's operations (including Permits and aboveground tanks)("FACILITIES ISSUES"). With regard to Surface Issues and Facilities Issues at the Existing Facilities only (those issues being included as part of the Relocation Budget), the representations and warranties contained in Sections 3.27.1, 3.27.2, 3.27.3 and 3.27.5 are made and limited only to the knowledge of the Company. Except solely with regard to Surface Issues and Facilities Issues at the Existing Facilities, disclosure of an exception to this
Section 3.27 will not limit liability under this Section 3.27.

         3.28 ACCURACY OF STATEMENTS.1.23 ACCURACY OF STATEMENTS. To the Company's knowledge, neither this Agreement nor any Schedule hereto furnished by the Company or the Shareholders to Buyer in connection with this Agreement contains any untrue statement of a material fact regarding the Company, or omits to state a material fact necessary to make the statements regarding the Company or the Shareholders contained herein or therein, in light of the circumstances in which they are made, not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         As an inducement for the Shareholders and the Company to enter into this Agreement, Buyer hereby represents, warrants and acknowledges that, except as set forth in Buyer's Disclosure Schedule or as contemplated by this Agreement, each of the following statements is true and correct as of the date hereof:

         4.1 EXISTENCE AND RIGHTS. Buyer (i) is a corporation duly organized and validly existing in good standing under the laws of Delaware, and (ii) has all corporate power and adequate authority, rights and franchises necessary to make and carry out the Transaction.

         4.2 AGREEMENT AUTHORIZED. Buyer has full power and authority to enter into this Agreement and to carry out the Transaction. This Agreement has been authorized by all requisite corporate action, has been duly and validly executed and delivered by Buyer, and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

         4.3 NO CONFLICTS. The execution, delivery and performance of this Agreement and the consummation of the Transaction (including the execution, delivery and performance of the Closing Agreements to which it is a party) by Buyer do not (i) violate any Permit, Law or Order applicable to Buyer; (ii) violate any provision of the charter documents or bylaws of Buyer; (iii) result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any Lien upon Buyer's assets under any of the terms, conditions or provisions of any contract, Order or Permit to which the Company is a party; or (iv) require the consent of any third party or Authority except for violations, conflicts, defaults, consents or other similar occurrence that would not be reasonably expected to have a material adverse effect on the Transaction.

         4.4 INVESTMENT. The Shares are being acquired for investment for Buyer's own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof.

         4.5 NOT REGISTERED1.5 NOT REGISTERED. Buyer understands that the Shares are neither (a) registered under the Securities Act of 1933 nor (b) qualified under the California Corporate Securities Law of 1968.

         4.6 SOPHISTICATION OF BUYER1.6 ACCESS TO INFORMATION. Buyer has the requisite knowledge and experience to assess the relative merits and risks of a purchase of the Shares. The foregoing, however, does not limit or modify any of the representations or warranties of the Shareholders or the Company in this Agreement or the right of the Buyer to rely thereon, except to the extent that Buyer has actual knowledge of the incorrectness of such representation and warranty and fails to bring it to the attention of the Company.

         4.7 LEGENDS1.7 LEGENDS. The Buyer acknowledges that each certificate for the Shares shall bear the following legend:

    THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE LAWS, OR AN EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS THEREOF.

         4.8 BROKERS..8 BROKERS. Buyer has not employed any broker or finder in connection with the Transaction and neither the Company nor any Shareholders has or shall have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Buyer in connection with the Transaction.

         4.9 ACCURACY OF STATEMENTS.1.9 ACCURACY OF STATEMENTS. To Buyer's knowledge, neither this Agreement nor any Schedule thereto furnished by or on behalf of Buyer to the Company in connection with this Agreement contains any untrue statement of a material fact regarding Buyer or omits to state a material fact necessary to make the statements regarding Buyer contained herein or therein, in light of the circumstances in which they are made, not misleading.

5. COVENANTS OF THE COMPANY AND THE SHAREHOLDERS. Except as contemplated by this Agreement and with the prior written consent of the Buyer (not to be unreasonably withheld) until the Closing Date or the termination of this Agreement,

         5.1 CONDUCT OF BUSINESS PRIOR TO CLOSING. The Company shall use reasonable efforts to operate the Business in the ordinary course consistent with past practice to retain the goodwill of its suppliers, customers, distributors, and employees and to maintain its property in good repair, order and condition, reasonable wear and tear excepted, and not take any action inconsistent with this Agreement or the Transaction. Buyer acknowledges and consents to the Relocation as contemplated by the Relocation Budget.

         5.2 SIGNIFICANT CONTRACTS. The Company will not enter into any Significant Contract or materially amend any Significant Contract, or any right of substantial value to the Company, other than in the ordinary course of business.

         5.3 BOOKS AND RECORDS. The Company shall maintain its books, accounts and records in all material respects in the usual, regular and ordinary manner and on a basis consistent with the Financial Statements and past practices.

         5.4 DIVIDENDS, LOANS AND ADVANCES. The Company shall not declare, pay, set aside for, or incur any obligation to pay, any dividend or other distribution in respect of its capital stock, nor shall it, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or incur any obligation to do so.

         5.5 INSURANCE. The Company shall use reasonable efforts to maintain in effect all policies of insurance with respect to the Business now in effect (or secure comparable replacement policies in the event the insurer cancels or declines to renew such policies) and to give all material notices and present all material claims under all such policies in a timely fashion.

         5.6 NO SALE OF STOCK. The Company shall not authorize, grant, issue, sell or commit to sell any (i) capital stock of the Company; or (ii) securities exchangeable for or convertible into such capital stock, including warrants, options, rights, calls or other commitments of any nature

         5.7 COMPENSATION. Except in the ordinary course of business consistent with past practice, the Company will not make any material increase in the compensation arrangements for any of its officers or employees. Prior to or at the Closing, the Company may also adopt the Performance Bonus Plan.

         5.8 PAYMENT OF CERTAIN DEBTS. At or prior to the Closing, the Company shall prepay all (i) third party funded debt; (ii) payables to and receivables from the Shareholders and their Affiliates (other than those arising in the ordinary course of business with Wesco Aircraft Hardware Corporation); and (iii) liabilities required in conformity with GAAP to be reflected on the Closing Balance Sheet other than trade accounts payable, accrued expenses and compensation, capital leases and taxes and including income and/or sales/use taxes.

         5.9 NO ACQUISITIONS. The Company shall not acquire or agree to acquire any stock or interest in any business enterprise or (other than in the ordinary course of business consistent with prior practice) any other assets.

         5.10 NO DISPOSITIONS. The Company shall not sell, lease or otherwise dispose of any assets except in the ordinary course of business consistent with prior practice.

         5.11 BORROWINGS AND LIENS. The Company shall not borrow any amount and shall not create any Lien other than (i) immaterial Liens incurred in the ordinary course of business consistent with prior practice and (ii) liens for taxes which are not delinquent or are being contested in good faith.

         5.12 CAPITAL EXPENDITURES. Except as contemplated by the Relocation, the Company shall not make or commit to make any capital expenditures or commitments exceeding $50,000 individually.

         5.13 REPRESENTATIONS TRUE. The Company and each Shareholder will use reasonable efforts to prevent the occurrence of any event which would cause any of their respective representations and warranties set forth in this Agreement not to be true and correct in any material respect at any time at or prior to the Closing. Each Shareholder and/or the Company will promptly inform Buyer upon discovery that any of the representations or warranties contained in Article 2 or Article 3, respectively, ceases to be true or correct in any material respect.

         5.14 PERMITS. The Company, and the Shareholders to the extent applicable, will use reasonable efforts to make or cause to be made all filings with Authorities and to obtain all material Permits, approvals, authorizations and consents of all third parties necessary to consummate the Transaction. As soon as practical following receipt of any request from Buyer, the Company and the Shareholders will furnish to Buyer all information which Buyer may reasonably request in connection with any such filings to be made by Buyer.

         5.15 LEGAL OPINION. The Company and the Shareholders will use all reasonable efforts to have Guth Rothman & Christopher LLP render a legal opinion in substantially the form attached hereto as Exhibit C, except for immaterial deviations..150 LEGAL OPINION. Buyer shall have received a legal opinion from Michaels, Wishner & Bonner, P.C., in substantially the form attached hereto as Exhibit E, except for immaterial deviations.

         5.16 REASONABLE EFFORTS. The Company and the Shareholders will use reasonable efforts to bring about the Transaction.

         5.17 ACQUISITION PROPOSALS. The Shareholders and the Company shall not, and shall direct their agents and representatives not to, directly or indirectly initiate or solicit any proposal with respect to (i) the purchase of any equity interest in the Company; (ii) the purchase of all or any significant portion of the Company's assets; or (iii) a merger, consolidation or similar transaction involving the Company (each, an "ACQUISITION PROPOSAL"), nor will they engage in any negotiations or discussions concerning, or provide any confidential information to, any Person relating to an Acquisition Proposal. The Shareholders and the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Representative and the Company will notify Buyer immediately if any such inquiries or communications with third parties relating to an Acquisition Proposal are received.

         5.18 ACCESS BY BUYER AND AGENTS. The Company agrees that the Buyer, and its designated representatives, attorneys, auditors and agents, shall have reasonable access to all of the books, records, contracts and assets of the Company, and may make copies of such corporate records, reports and other documents as they may reasonably request, at all times prior to the Closing, subject to the confidentiality provisions of the letter between the parties dated March 26, 1998.

6. COVENANTS OF BUYER. Except with the prior written consent of the Representative (not to be unreasonably withheld), until the Closing Date or the termination of this Agreement,

         6.1 REPRESENTATIONS TRUE. Buyer will use reasonable efforts to prevent the occurrence of any event which would cause any of its representations and warranties set forth in this Agreement not to be true and correct in any material respect at any time at or prior to the Closing. Buyer will promptly inform the Company upon discovery that any of its representations or warranties ceases to be true or correct in any material respect.

         6.2 PERMITS. Buyer will use reasonable efforts to make or cause to be made all filings with Authorities and to obtain all permits, approvals, authorizations and consents of all third parties, necessary to consummate the Transaction. As soon as practical following receipt of any request from the Company or Representative, Buyer will furnish to the Company or the Representative all information which it or he may reasonably request in connection with any such filings to be made by the Company or the Shareholders. Buyer's Board of Directors will take final action to approve or not approve this Transaction not later than June 26, 1998 and Buyer will be deemed to have approved this Transaction unless written notice is received by the Company not later than close of business on such date.

         6.3 GUARANTEES. Buyer will take the actions necessary to obtain a full release of the Guarantees within sixty (60) days following Closing, and will indemnity and hold Mr. Snyder harmless from any Losses with respect to the Guarantees following the Closing.

         6.4 LEGAL OPINION. Buyer will use all reasonable efforts to have Riordan & McKinzie and Gerald Harvey, Esq. render legal opinions in substantially the form attached hereto as Exhibit D, except for immaterial deviations..4 LEGAL OPINION. Buyer shall have received a legal opinion from Michaels, Wishner & Bonner, P.C., in substantially the form attached hereto as Exhibit E, except for immaterial deviations.

         6.5 REASONABLE EFFORTS. Buyer will use reasonable efforts to bring about the Transaction.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

         The obligations of Buyer to consummate this Agreement and the Transaction are subject to the fulfillment, prior to or as of the Closing Date, of the following conditions, each of which may be waived by Buyer in writing:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Shareholder and the Company contained herein shall be true in all material respects on and as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are specifically contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; and at the Closing, there shall be delivered to the Buyer a certificate signed by authorized officers of the Company to such effect.

         7.2 COVENANTS. The Company and each Shareholder shall, in all material respects, have performed all of its respective obligations and agreements and complied with all of its respective covenants contained in this Agreement to be performed and complied with by it or them on or prior to the Closing Date; and at the Closing, there shall be delivered to the Buyer a certificate signed by authorized officers of the Company to such effect.

         7.3 NO INJUNCTION OR LITIGATION. No action or proceeding by any Authority shall have been instituted to enjoin, restrain or prohibit, or which would be reasonably expected to result in substantial Losses in respect of, this Agreement or the Transaction, and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement.

         7.4 CONSENTS OBTAINED. Each party shall have obtained all of the material consents and approvals required for the execution, delivery and performance of this Agreement and the Closing Agreements by such party, unless the failure to obtain such consents or approvals is a result of a breach by Buyer. All waiting periods under HSR shall have expired or terminated.

         7.5 SHAREHOLDER RELEASES. The Company shall have received full and unconditional releases from the Shareholders and any applicable Affiliates, in respect of any indebtedness of the Company to be discharged prior to the Closing in accordance with Section 5.8.

         7.6 CLOSING AGREEMENTS. The Closing Agreements shall have been executed and delivered by all parties thereto, unless the failure to do so is caused by Buyer.

         7.7 CLOSING DOCUMENTS. Buyer shall have received, in form and substance reasonably satisfactory to its counsel, each and every closing document required to be delivered to it as set forth in this Agreement.

         7.8 LEGAL OPINION. Buyer shall have received the legal opinion referred to in Section 5.15.

         7.9 NO MATERIAL ADVERSE EFFECT. No Material Adverse Effect shall have occurred subsequent to the date hereof.

         7.10 DELIVERY OF SHARES. Shareholders shall have delivered to Buyer all of the Shares, accompanied by duly executed stock assignments.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS.

         The obligations of each Shareholder to consummate this Agreement and the Transaction are subject to the fulfillment, prior to or at the Closing Date, of the following conditions, each of which may be waived by the Representative in writing:

         8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained herein shall be true in all material respects on and as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; and at the Closing, there shall be delivered to the Representative a certificate signed by authorized officers of Buyer to such effect.

         8.2 COVENANTS. Buyer shall, in all material respects, have performed all of its respective obligations and agreements and complied with all of its respective covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date; and at the Closing, there shall be delivered to the Representative a certificate signed by authorized officers of Buyer to such effect.

         8.3 NO INJUNCTION OR LITIGATION. No action or proceeding by any Authority shall have been instituted to enjoin, restrain or prohibit, or which would be reasonably expected to result in substantial Losses in respect of, this Agreement or the Transaction, and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the Transaction.

         8.4 CONSENTS OBTAINED. Each party shall have obtained all of the material consents and approvals required for the execution, delivery and performance of this Agreement and the Closing Agreements by such party, unless the failure to obtain such consents or approvals is a result of a breach by the Company or a Shareholder. All waiting periods under HSR shall have expired or terminated.

         8.5 CLOSING AGREEMENTS. The Closing Agreements shall have been executed and delivered by all parties thereto, unless the failure to do so is caused by the Company or that Shareholder.

         8.6 CLOSING DOCUMENTS. The Shareholders shall have received, in form and substance reasonably satisfactory to their counsel, each and every closing document required to be delivered to them as set forth in this Agreement.

         8.7 LEGAL OPINION. Shareholders shall have received the legal opinions referred to in Section 6.4.

         8.8 INITIAL PURCHASE PRICE. The Initial Purchase Price shall have been delivered as required by Section 1.3.2.


9.       TERMINATION.

         9.1 GROUNDS FOR TERMINATION. This Agreement may be terminated: (i) at any time prior to the Closing Date by either Buyer or the Company if there has been a material breach of the representations, warranties or covenants of the other party or its Affiliates set forth herein, (ii) by Buyer if the conditions stated in Article 7 hereof cannot be or have not been satisfied in all material respects on or before July 26, 1998, (iii) by the Representative if the conditions stated in Article 8 hereof cannot be or have not been satisfied in all material respects by July 26, 1998, or (iv) at any time by mutual written agreement of Buyer and the Representative. Before termination under this Agreement, each party will provide the other with a reasonable opportunity for curing any breach or failure of condition, based on the nature of the breach, the possibility for cure, and the effect of delay on the party seeking termination.

         9.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided in Section 9.1, all obligations of the parties hereunder and thereunder will terminate without liability of any party to any other party, except (i) that the obligations set forth in Sections 11.1, 11.2 and 12.6 hereof will survive any such termination, and (ii) for liability for Losses caused by a material breach.

         9.1 RIGHTS TO PROCEED. Subject to Section 9.1, if any of the conditions specified in Article 7 has not been satisfied, Buyer will have the right to proceed with the Transaction without waiving any of its rights hereunder and thereunder; and if any of the conditions specified in Article 8 has not been satisfied, the Representative will have the right to proceed with the Transaction without waiving any of the rights re the Company and the Shareholders hereunder and thereunder.

10.      INDEMNIFICATION.

         10.1 INDEMNITY. Each party severally agrees to indemnify and hold the others harmless from and against any Losses suffered as a result of any breach of the Indemnifying Party's warranties, representations or covenants in this Agreement. In addition, following the Closing, the Shareholders each severally agree to indemnify and hold Buyer harmless from and against a Pro Rata Share of any Losses suffered as a result of any breach of the Company's warranties, representations or covenants in this Agreement.

         10.2 CONDITIONS.

                  10.2.1 TIME. The representations, warranties and covenants contained in this Agreement shall survive the Closing, but no party may seek indemnity under this article 10 or any other recovery or remedy for any Losses under this Agreement or with respect to the Transaction unless it has commenced arbitration against the Indemnifying Party with regard to such Losses within eighteen months from the Closing except in the case of: (i) Losses for breach of Sections 2.1, 2.2, 3.3, 3.4, 4.2 or 10.6, as to which there is no limitation,
(ii) Losses for breach of Section 3.27, as to which arbitration of the Claim must be commenced within five (5) years from the Closing and (iii) Losses for breach of Section 3.18, as to which arbitration of the Claim must be commenced within the applicable statute of limitations.

                  10.2.2 AMOUNT. Except with respect to Losses with respect to Sections 2.1 and 2.2, Losses under Section 10.6 and Losses for actual fraud, which may be made without regard to any limitation, (i) each Shareholder shall be required to indemnify Buyer only to the extent that the aggregate amount of Losses for which he or she must provide indemnity exceeds his or her Pro Rata Share of $300,000; and (ii) Buyer may not recover from any Shareholder more than an aggregate of his or her Pro Rata Share of Four Million Dollars ($4,000,000) as a result of all Losses under this Agreement or with respect to the Transaction.

         10.3     PROCEDURE.

                  10.3.1 NOTICE. Promptly upon receipt by an Indemnified Party of (i) any tax audit or proceeding for the assessment of any tax by any Taxing Authority or any other proceeding likely to result in the imposition of a liability or obligation for Taxes required to be indemnified hereunder or (ii) a notice of a Claim by a third party that may give rise to a Claim hereunder, the Indemnified Party shall give written notice thereof to the Indemnifying Party, although failure to do so shall not affect the right to indemnification except to the extent of actual prejudice. 3.1 NOTICE. Promptly upon receipt by an Indemnified Party of a notice of a claim by a third party that may give rise to a claim hereunder, the Indemnified Party shall give written notice thereof to the Indemnifying Party, although failure to do so shall not affect the right to indemnification except to the extent of actual prejudice.

                  10.3.2 DEFENSE OF CLAIMS. The Indemnified Party shall allow the Indemnifying Party to assume control of the defense of any such action brought by a third party. Such defense will be conducted by reputable attorneys retained by the Indemnifying Party and reasonably acceptable to the Indemnified Party at the Indemnifying Party's cost and expense. The Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing at its expense. If applicable rules of professional responsibility preclude the Indemnifying Party from retaining attorneys to represent the Indemnified Party despite a waiver from the Indemnified Party, then the Indemnified Party will have the right to retain reputable attorneys reasonably acceptable to the Indemnifying Party at the Indemnifying Party's cost and expense. 3.2 CONTROL OF DEFENSE. The Indemnified Party shall allow the Indemnifying Party to assume control of the defense of any such action brought by a third party provided that (i) the Indemnifying Party shall deliver to the Indemnified Party an agreement in writing to defend such claim at its sole cost and expense within five (5) business days of notice from Indemnified Party and (ii) the Indemnifying Party is financially capable for providing indemnification for such claim. Such defense will be conducted by reputable attorneys retained by the Indemnifying Party at the Indemnifying Party's cost and expense and reasonably approved by the Indemnified Party. The Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing. The Indemnified Party will be responsible for the costs of such separate representation unless the interests of the Indemnified Party and the Indemnifying Party in the action conflict in such a manner and to such an extent as to require, consistent with applicable standards of professional responsibility, the retention of separate counsel for the Indemnified Party, in which case the Indemnifying Party will pay for one separate counsel chosen by the Indemnified Party.

                  10.3.3 EFFECT. The Indemnifying Party may contest or settle any third-party Claim on such terms as the Indemnifying Party may choose, however, the Indemnifying Party will not have the right, without the Indemnified Party's written consent, to settle any such Claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding, (ii) contains an admission of wrongdoing on the part of the Indemnified Party, (iii) provides for injunctive relief which is binding on the Indemnified Party, or (iv) does not fully and unconditionally release the Indemnified Party with respect to such Claim.

         10.4 COOPERATION. The Indemnifying Party and the Indemnified Party shall cooperate in determining the validity of any Claim for any Loss for which a Claim of indemnification may be made hereunder. Each party shall also use all reasonable efforts to minimize all Losses. In any case, the Indemnifying Party and the Indemnified Party shall cooperate and assist each other in such defense, and shall make available to the other all records, documents and information (written or otherwise) relevant to such defense.

         10.5 SUBROGATION. If an Indemnifying Party makes any payment under this
Article 10, then, to the extent of such payment, and subject and subordinate to the rights of the Indemnified Party to recover any other Losses first from such third party and any insurer, it shall be subrogated to the rights of the Indemnified Party against any insurer or third party to the extent of any such payments made by the Indemnifying Party. However, the Shareholders will not have the right of subrogation against the Company following the Closing.

         10.6 SPECIAL ENVIRONMENTAL INDEMNITY WITH RESPECT TO SANTA FE SPRINGS FACILITY. Except to the extent of Releases occurring after the Closing and for Surface Issues and Facilities Issues at the Santa Fe Facility only, Buyer will not be responsible for any remediation at the Santa Fe Springs facility (whether disclosed or not), and the Shareholders will indemnify and hold the Buyer harmless against any Losses associated with such remediation. Except to the extent that the Company knew of issues and did not disclose them to Buyer in violation of Section 3.27, costs of Surface Issues and Facilities Issues at the Santa Fe Springs facility will be included as part of the Relocation Budget and Buyer will indemnify and hold the Shareholders harmless against any Losses associated with such Surface Issues or Facilities Issues.

11.      OTHER COVENANTS.

         11.1 CONFIDENTIALITY OBLIGATIONS. The terms of the letter regarding confidentiality between the parties dated March 26, 1998, shall continue to control until the Closing, at which point it will cease to operate, except (i) such cessation will not affect the obligations with regard to disclosing the terms of the Transaction and (ii) Buyer will use, and will cause its Affiliates to use, all reasonable efforts to protect the reasonable privacy interests of the Shareholders but subject to the disclosure obligations of Buyer under applicable securities laws or the rules of the New York Stock Exchange.

         11.2 ANNOUNCEMENTS. Buyer and the Company and each Shareholder agrees, and Buyer and the Company and each Shareholder will cause their respective Affiliates, not to make, nor cause to be made, any news releases or other public announcements pertaining to the Transaction without first consulting Buyer and the Representative and attempting to formulate a mutually satisfactory arrangement for such disclosure, and in any case will not make an announcement thereafter without the consent of the Buyer and the Representative (not to be unreasonably withheld) except to the extent required by applicable law or the rules of the New York Stock Exchange.

         11.3 EMPLOYMENT. Buyer will cause the Company to offer continued employment immediately following the Closing to all of the employees of the Company immediately prior to the Closing at the same position with not less than the same compensation level for a period of not less than sixty (60) days and will assume all obligations of the Company with regard to such employees, including without limitation credit for and payment of all accrued vacation benefits; provided, however, nothing in this Section 11.3 shall (i) create any third-party beneficiary or other rights in employees of the Company, (ii) alter the contractual or other rights and obligations, or limitations thereof, of employees of the Company or (iii) obligate Buyer to employ, compensate or credit any employee to the extent that the identity of such employee, and the applicable rate of such compensation has not been disclosed to Buyer in this Agreement or the Schedules hereto, except for matters which are not material.

         11.4     COOPERATION.

                  11.3.1 ADDITIONAL ACTS. Each party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transaction.

                  11.3.2 COOPERATION REGARDING FINANCIAL MATTERS. From and after the Closing, Buyer agrees that it will provide each Shareholder without charge with such access to the business records and other information under Buyer's control regarding the Company and the Business (to the extent such relates to the operations of the Business prior to the Closing) as may be reasonably necessary for the preparation and review of the calculation of the Net Book Value or for any tax filings, audits or similar matters. Each Shareholder agrees to maintain the confidentiality of all such records and information consistent with past practices.

12.      MISCELLANEOUS.

         12.1 MODIFICATIONS. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

         12.2 EXPENSES. Except as set forth in Article 10, the parties hereto will each pay all of their own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, the Closing Agreements, and the Transaction, including, without limitation, all fees and expenses of their respective agents, representatives, counsel and accountants. Buyer acknowledges and agrees that the Company may pay closing bonuses to certain of its executives as and to the extent set forth in Schedule
12.2 hereto. The amount of such bonuses will be accrued as part of the calculations of Net Book Value. Buyer will cause the Company to pay any such designated bonuses.

         12.3 REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

         12.4 NOTICES. All notices under this Agreement will be in writing and will be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

         (i) If to Buyer:

                  TransTechnology Corporation
                  150 Allen Road
                  Liberty Corner, NJ 07938
                  Attention:  Gerald C. Harvey, Vice President,
                  Secretary and General Counsel

          With a copy to:

                  Lawrence C. Weeks, Esq.
                  Riordan & McKinzie
                  5743 Corsa Avenue, Suite 116
                  Westlake Village, CA 91362


         (ii) If to the Company:

                  Mr. George Hess
                  27727 Avenue Scott
                  Valencia, CA 91355

         (iii) If to a Shareholder, to the address on Schedule 1.

         (iv) If to the Representative:

                  Randy Snyder

                  27727 Avenue Scott
                  Valencia, CA 91355

         12.5              12.5     PARTIES.

                  12.5.1 NO THIRD PARTY BENEFITS. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third party beneficiary.

                  12.5.2 NO ASSIGNMENT. Neither of the parties may assign any of his or her or its rights under this Agreement without the prior written consent of the other, which shall not be unreasonably withheld. Buyer may assign its rights and obligations to a wholly owned subsidiary, although any such assignment will not relieve Buyer of any liability. Buyer (or such subsidiary, if applicable) may pledge, assign and grant to Buyer's institutional lenders, for the benefit of such lenders, a continuing security interest and lien on all of Buyer's or such subsidiary's right, title and interest in and to this Agreement and any and all related agreements, as security for the payment and performance of all obligations of Buyer or such subsidiary to such lenders by reason of borrowings or the guarantee of borrowings, or otherwise; provided, however, that Buyer shall not be released or discharged from any of its obligations as "Buyer" under this Agreement and any transactions contemplated by this Agreement.

                  12.5.3 SUCCESSORS AND ASSIGNS. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

         12.6     DISPUTES.

                  12.6.1 GOVERNING LAW; JURISDICTION. This Agreement has been negotiated and entered into in the State of California, concerns a California business and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of law provisions of California or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement not covered by arbitration will be heard and determined before an appropriate federal or state court located in Los Angeles, California. The parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

                  12.6.2 ARBITRATION AS EXCLUSIVE REMEDY. Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any Claim arising out of or relating to (i) this Agreement or any Closing Agreement, including without limitation its validity, interpretation, enforceability or breach, or (ii) the Transaction (including without limitation its commencement and termination) whether based on breach of covenant, breach of an implied covenant or other tort or contract theories, which are not settled by agreement between the parties, shall be settled by arbitration in Los Angeles, California by the American Arbitration Association. Each party agrees that the arbitration provisions of this Agreement are its exclusive remedy and expressly waives any right to seek redress in another forum. Each party shall bear the fees of any arbitrator appointed by it, and the fees of any neutral arbitrator(s) shall be borne equally by each party during the arbitration, but the fees of all arbitrators shall be borne by the losing party.

                  12.6.3 ATTORNEYS' FEES. In any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such dispute shall be entitled, in addition to such other relief as may be granted, to the attorneys' fees and court costs incurred by reason of such dispute.

         12.7 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

         12.8 INJUNCTION. The Company and the Shareholders, on the one hand, and Buyer (on behalf of itself and its Affiliates), on the other, acknowledge that the remedy at law for any breach, or threatened breach, of any of the provisions of Article 11 will be inadequate and, accordingly, each covenants and agrees that the other will, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, be entitled to such equitable and injunctive relief as may be available from any appropriate court referred to in Section 12.6.

         12.9     RULES OF CONSTRUCTION.

                  12.9.1 HEADINGS. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Article or Section.

                  12.9.2 TENSE AND CASE. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases, and the term "including" means "including but not limited to."

                  12.9.3 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

                  12.9.4 KNOWLEDGE. Whenever a representation or warranty is stated to be based on the knowledge of a corporate party, such phrase refers to whether any of such party's Senior Management has actual knowledge of the matters involved.

                  12.9.5 LEGAL. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Disclosure of an item on one Schedule shall constitute disclosure on any other Schedule when the applicability of such item is reasonably apparent.

         12.10 ENTIRE UNDERSTANDING..10 ENTIRE UNDERSTANDING. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect to the Transaction, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

         12.11 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         12.12 APPOINTMENT OF REPRESENTATIVE. The Shareholders hereby appoint Randy Snyder as agent and representative ("REPRESENTATIVE") of the Shareholders for the purposes set forth herein. Except with regard to issues regarding liability of an individual Shareholder for breach by that Shareholder of this Agreement which are not made against other Shareholders, the Representative is authorized to receive and give all notices, make any decisions, take or omit to take any actions, or grant any waivers which the Shareholders have the right to receive, give, make, take or grant, all without any additional approval by any other Shareholder. The Representative shall not be liable to any Shareholder or any other person for anything which he may do or refrain from doing in connection with this Agreement, unless the Representative is guilty of gross negligence or willful misconduct. The Shareholders shall reimburse the Representative for reasonable out-of-pocket expenses incurred by the Representative in the performance of his duties hereunder.

         12.13 ATTORNEYS. Buyer acknowledges that the Shareholders and the Company have been represented by the law firm of Guth Rothman & Christopher LLP (the "FIRM") in connection with the Transaction. The parties agree that, while the representation by the Firm in the Transaction has nominally been of the Company, the true clients have been the Shareholders. As a consequence, the parties agree: (i) that the holder of the privilege with respect to any discussions with any client prior to the date of the Closing shall belong to the Shareholders and that the Company shall have no rights thereto; and (ii) that none of the parties shall take any action to attempt to disqualify the Firm from representing the

Shareholders in connection with any dispute between any Shareholder and the Company or Buyer based on the representation by the Firm of the Company in connection with the Transaction or prior to the date hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          SHAREHOLDERS

                                          The Snyder Family Living Trust



                                          By
                                          ---------------------------
                                          Randy Snyder, Trustee



                                          By
                                          ---------------------------
                                          Susan Snyder, Trustee



                                          ---------------------------
                                          Tommy M. Lee



                                          ---------------------------
                                          Hal R. Weinstein



                                          ---------------------------
                                          Robin J. Glassman



                                          ---------------------------
                                          George P. Hess

                                       THE COMPANY

                                       Aerospace Rivet Manufacturers Corporation


                                       By: ________________________
                                       Its:_________________________


                                       BUYER

                                       TransTechnology Corporation


                                       By: ________________________
                                       Its: ________________________

                                CONSENT OF SPOUSE



         In order to induce TransTechnology Corporation to enter into a Stock Purchase Agreement dated as of June 19, 1998 with the shareholders of Aerospace Rivet Manufacturers Corporation (the "AGREEMENT") (any capitalized terms not defined in this Consent are defined in the Agreement), I hereby acknowledge and agree as follows:

         1. I am a spouse of a Shareholder of the Company and have carefully read the Agreement and know its contents.

         2. I know that my spouse has agreed to sell certain Shares, including any community interest I may have.

         3. I hereby consent to any such sale, approve the provisions of the Agreement and agree that the Shares involved and my interest in them, if any, are subject to the provisions of the Agreement.


Dated:  June 19, 1998.


                                             ----------------------------
                                             Name


                                             ----------------------------
                                             Signature

                                LIST OF EXHIBITS

Exhibit A                    NonCompetition Agreement
Exhibit B                    Purchasing Commitment Agreement
Exhibit C                    Legal Opinion of Guth Rothman & Christopher LLP
Exhibit D                    Legal Opinions of Riordan & McKinzie and Gerald Harvey, Esq.
Exhibit E                    Performance Bonus Plan



                                LIST OF SCHEDULES

Schedule 0                   Definitions
Schedule 1                   Stockholders and Shares Owned
Schedule 1.5                 Performance Payment
Schedule 1.7                 Car Lease
Schedule 1.9                 Relocation Budget
Schedule 3.6                 Permits
Schedule 3.8                 Financial Statements
Schedule 3.12                Leased Properties
Schedule 3.13                Significant Contracts
Schedule 3.14                Intellectual Property
Schedule 3.15                Insurance
Schedule 3.19                Bank Accounts
Schedule 3.20                Employees
Schedule 6.3                 Guarantees
Schedule 12.2                Bonuses
Disclosure Schedule
Buyer Disclosure Schedule

                                   SCHEDULE O

                                  DEFINITIONS



         "AFFILIATE" means any person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is in common control with, a specified person.

         "AUTHORITY" means any governmental, regulatory or administrative body, agency or authority.

         "BUSINESS" is the business of the Company, as operated on the date hereof.

         "BUYER DISCLOSURE SCHEDULE" means the disclosure schedule attached to this agreement setting forth exceptions to the representations and warranties of Buyer.

         "CLAIM" means any claim, lawsuit, demand, suit, hearing, governmental investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

         "CLOSING" and "CLOSING DATE" shall have the meanings set forth in
Section 1.3.

         "CLOSING AGREEMENTS" means the Purchase Commitment Agreement and the NonCompetition Agreement.

         "CODE" means the United States Internal Revenue Code of 1986, as amended.

         "THE COMPANY" means Aerospace Rivet Manufacturers Corporation, a California corporation.

         "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached to this Agreement setting forth exceptions to the representations and warranties of the Company and the Shareholders.

         "EMPLOYEE BENEFIT PLAN" is as defined in Section 3(3) of ERISA.

         "ENVIRONMENTAL LAWS" means Laws relating to pollution or protection of the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases or discharges of materials constituting Hazardous Wastes into the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means generally accepted accounting principles on a basis consistently applied.

         "GUARANTEES" means the personal guarantees of Company obligations by Randy Snyder or his Affiliates (including Wesco Aircraft Hardware Corporation), as identified and described on Schedule 6.3.

         "HAZARDOUS WASTE" means asbestos, PCBs, petroleum, petroleum-based products and any materials defined as "hazardous substances," "hazardous materials," "hazardous waste," "toxic substances," "solid wastes" or otherwise regulated under any Environmental Law, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, and the Hazardous Materials Transportation Act.

         "HSR" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

         "INDEMNIFIED PARTY" means, with respect to any alleged Loss, the party seeking indemnity hereunder.

         "INDEMNIFYING PARTY" means, with respect to any alleged Loss, the party from whom indemnity is being sought hereunder.

         "INITIAL PURCHASE PRICE" is defined in Section 1.2.

         "INTELLECTUAL PROPERTY" means any patents, inventions (whether patentable or unpatentable), trade secrets, trademarks and associated goodwill, service marks or copyrights.

         "LAW" means any law, statute or regulation.

         "LEASED PROPERTIES" means the properties on Schedule 3.12.

         "LIEN" means any security interest, lien, charge, mortgage, pledge or easement of another Person.

         "LOSSES" means any and all costs, expenses, damages and losses, net of any tax adjustments, settlements, reductions or other effects which actually result from the Loss and its payment by any Indemnifying Party. The term "Losses" is not limited to matters asserted by third parties against an Indemnified Party, but includes Losses incurred or sustained by the Indemnified Party in the absence of third party claims, including any diminution in value and any costs of mitigation.

         "MATERIAL ADVERSE EFFECT" means a substantial adverse effect on the operations, assets, financial condition or prospects of the Business.

         "NET BOOK VALUE" means the net book value of the Company as of June 28, 1998 determined consistent with past practices and in accordance with GAAP. The parties recognize that an inventory count as a result of the Transaction meant the loss of one shipping day during June 1998. Accordingly, Net Book Value will be adjusted to reflect shipments which would have been made but for the loss of such day.

         "NONCOMPETITION AGREEMENT" means that certain NonCompetition Agreement between Buyer and Randy Snyder dated as of the Closing Date in substantially the form attached as Exhibit A.

         "ORDER" means any decree, order or injunction.

         "PERFORMANCE BONUS PLAN" means that certain Performance Payment Bonus Plan of the Company adopted at or prior to the Closing in substantially the form attached as Exhibit E.

         "PERFORMANCE PAYMENT" is defined in Section 1.4.

         "PERMITS" means any licenses or permits under any Law.

         "PERSON" means any corporation, partnership, joint venture, organization, entity, Authority or natural person.

         "PRO RATA SHARE" means a percentage for each Shareholder equal to their percentage ownership of the Shares as set forth on Schedule 1.

         "PURCHASE COMMITMENT AGREEMENT" means that certain Purchase Commitment Agreement between the Company and Wesco Aircraft Hardware Corporation dated as of the Closing Date in substantially the form attached as Exhibit E.

         "PURCHASE PRICE" is defined in Section 1.2.

         "RELOCATION" means the relocation of the Company's place of business to 17425 Railroad Street, City of Industry.

         "RELOCATION BUDGET" means the budget for the Relocation contemplated in
Schedule 1.9, Adjustment to Purchase Price.

         "Relocation Budget Adjustment is defined in Schedule 1.9.

         "REPRESENTATIVE" means Randy Snyder.

         "SENIOR MANAGEMENT" in the case of the Company means Randy Snyder, George Hess and Trevor Wright, and in the case of Buyer means Michael Berthelot, Joseph F. Spanier and Robert Tunno.

         "SHARES" is defined in Recital B.

         "SIGNIFICANT CONTRACTS" means (i) leases and contracts affecting ownership of, title to, or any material interest in real estate; (ii) collective bargaining agreements or other contracts with any labor unions or other employee representatives or groups of employees; (iii) written employment contracts with individual employees extending for a period of more than six months from the date hereof or providing for earlier termination only upon the payment of more than standard severance (iv) group employee benefit plans which would be reasonably expected to require the expenditure or accrual of more than $50,000 in any year;

(v) any commitment or arrangement by the Company to make loans or advances to, or become a guarantor or surety with respect to any undertaking of, another Person (except for the extension of credit to suppliers or customers, the negotiation or collection of negotiable instruments in the Transaction and the provision of employee advances, in each case in the ordinary course of business); (vi) any agreements for financing involving more than $50,000; (vii) any material distributor, dealer or sales representative agreements; (viii) any agreements limiting or restricting the right of the Company to engage in any line of business of any nature whatsoever anywhere in the world; (ix) any agreement (other than inventory purchase orders in the ordinary course of business or agreements not involving $10,000 individually or $50,000 in the aggregate) requiring by its terms more than six months for full performance by the Company or any other party thereto; and (x) all other material contracts not made in the ordinary course of business which are to be performed at or after the date of this Agreement.

         "TAXES" means all income, gross receipt, ad valorem, real and personal property, sales, use, franchise, excise, value added, payroll, unemployment, and employees' income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, or instrumentality of the United States or of any foreign country, together with any interest and any penalty thereon or on such interest or penalty.

         "TAX RETURN" means any return, report, information return, registration form or other document (including any related or supporting information) filed or required to be filed with any Authority in connection with the determination of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "TRANSACTION" means the transaction contemplated by this Agreement.